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Memory Pharmaceuticals Nominates New Drug Candidate MEM 63908

Montvale, NJ – March 31, 2005 — Memory Pharmaceuticals Corp. (NASDAQ: MEMY) today announced the nomination of MEM 63908, a new drug candidate for the treatment of Alzheimer’s disease. MEM 63908 is the fifth development candidate in Memory Pharmaceuticals’ pipeline.

MEM 63908 is a partial agonist of the nicotinic alpha-7 receptor and belongs to a family of novel nicotinic alpha-7 receptor agonists that the Company is currently developing under its 2003 collaboration with Roche. Found primarily in the brain, nicotinic alpha-7 receptors have a number of properties that suggest they may play a unique role in neuronal function.

“In preclinical testing, MEM 63908 has demonstrated improved learning and memory function in healthy and cognitively-aged impaired animals and has demonstrated a good safety profile in toxicological and safety studies,” said David A. Lowe, Ph.D., Chief Scientific Officer of Memory Pharmaceuticals. “We believe MEM 63908 is a compelling compound and we are enthusiastic about its nomination as a development candidate.”

Alzheimer’s disease patients typically exhibit amyloid plaques which are clumps of protein that form deposits around neurons. Preclinical data from several laboratories suggests that the amyloid protein from which these plaques are formed disrupts the function of the nicotinic alpha-7 receptor. Memory Pharmaceuticals believes MEM 63908, a partial agonist of the nicotinic alpha-7 agonist, could overcome the effect of the amyloid protein and thereby may be beneficial as a potential treatment for Alzheimer’s disease.

About the Company
Memory Pharmaceuticals Corp., a biopharmaceutical company, is focused on developing innovative drugs for the treatment of debilitating central nervous system (CNS) disorders such as Alzheimer’s disease, depression, schizophrenia, vascular dementia, mild cognitive impairment, and memory impairments associated with aging. For additional information, please visit our website at http://www.memorypharma.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or prospects should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the risks and uncertainties associated with: conducting preclinical and clinical trials of the Company’s drug candidates that demonstrate these candidates’ safety and effectiveness; obtaining regulatory approvals to conduct clinical trials and to commercialize the Company’s drug candidates; the Company’s dependence on its collaborations with Roche and its license relationship with Bayer; the Company’s ability to enter into and maintain collaborations with third parties for its other early stage drug development programs; achieving milestones under the Company’s collaborations; obtaining additional financing to support the Company’s R&D and clinical activities and operations; the Company’s dependence on third-party preclinical or clinical research organizations, manufacturers and consultants; and protecting the intellectual property developed by or licensed to the Company. These and other risks are described in greater detail in the Company’s filings with the Securities and Exchange Commission. Memory Pharmaceuticals Corp. may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. The Company disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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